Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-219411 on Form S-3, the Registration Statement on Form S-3 to be filed and effective as of the date hereof, and Registration Statement Nos. 333-70476, 333-46962, 333-46960, 333-44426, 333-78063, 333-64633, 33-52330, 333-17549, 33-63061, 33-37293, 333-00997, 333-162180, 333-162137, 333-162136, and 333-199109 on Form S-8 of Conagra Brands, Inc. of our reports dated March 1, 2018, relating to the consolidated financial statements and financial statement schedule of Pinnacle Foods Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Pinnacle Foods Inc. and subsidiaries for the year ended December 31, 2017 and incorporated by reference in this Form 8-K of Conagra Brands, Inc.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
October 9, 2018